EXHIBIT  99.1

For Immediate Release
November 10, 2010

 PENINSULA GAMING REPORTS RESULTS FOR THE THIRD QUARTER AND NINE-MONTH PERIOD
ENDED SEPTEMBER 30, 2010

Dubuque, IA – November 10, 2010 – Peninsula Gaming, LLC (the "Company") today announced financial results for the third quarter and nine-month period ended September 30, 2010.  The Company is the parent of (i) Diamond Jo, LLC ("DJL"), which owns and operates the Diamond Jo Casino in Dubuque, Iowa, (ii) Diamond Jo Worth, LLC ("DJW"), which owns and operates the Diamond Jo Casino in Worth County, Iowa, (iii) The Old Evangeline Downs, L.L.C. ("EVD"), which owns and operates the Evangeline Downs Racetrack and Casino in Opelousas, Louisiana and five off-track betting parlors in Louisiana, and (iv) Belle of Orleans, L.L.C. (“ABC”), which owns and operates the Amelia Belle Casino in Amelia, Louisiana.

($ in thousands)
	Three months ended September 30,			Nine months ended September 30,
	2010	2009	% change	2010	2009	% change
Total net revenues	$81,948	$71,255	15.0%	$242,414	$216,669	11.9%

Consolidated Adjusted EBITDA (1)	$25,413	$22,092	15.0%	$75,763	$67,458	12.3%

Income from operations	$16,538	$15,241	8.5%	$49,013	$45,244	8.3%

Net income (loss)	$2,289	$(20,173)	NM	$6,001	$(11,347)	NM

($ in thousands)	Net Revenues			Net Revenues
	Three months ended September 30,			Nine months ended September 30,
	2010	2009	% change	2010	2009	% change
Diamond Jo Dubuque	$17,681	$18,288	-3.3%	$52,144	$55,953	-6.8%

Diamond Jo Worth	$22,792	$22,301	2.2%	$66,158	$64,011	3.4%

Evangeline Downs	$29,071	$30,666	-5.2%	$87,409	$96,705	-9.6%

Amelia Belle	$12,404	$-	NM	$36,703	$-	NM

Total	$81,948	$71,255	15.0%	$242,414	$216,669	11.9%

($ in thousands)	Adjusted EBITDA(1) by Property				Adjusted EBITDA(1) by Property
	Three months ended September 30,				Nine months ended September 30,
	2010	2009	% change		2010	2009	% change
Diamond Jo Dubuque	$6,226	$6,440	-3.3%		$17,966	$18,799	-4.4%
Margin	35.2%	35.2%	0	bp	34.5%	33.6%	+90	bp

Diamond Jo Worth	$9,716	$9,289	4.6%		$27,818	$25,850	7.6%
Margin	42.6%	41.7%	+90	bp	42.0%	40.4%	+160	bp

Evangeline Downs	$7,320	$7,706	-5.0%		$23,335	$27,294	-14.5%
Margin	25.2%	25.1%	+10	bp	26.7%	28.2%	-150	bp

Amelia Belle	$3,916	$-	NM		$11,679	$-	NM
Margin	31.6%	NM	NM		31.8%	NM	NM

Total Consolidated Property Adjusted EBITDA (1)	$27,178	$23,435	16.0%		$80,798	$71,943	12.3%
Margin	33.2%	32.9%	+30	bp	33.3%	33.2%	+10	bp

(1)
See “Non-GAAP Financial Measures” for a definition of Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA and more information relating to such non-GAAP financial measures.

“The third quarter of 2010 was not considerably different from the second quarter as the macroeconomic environment continues to be difficult and the consumer continues to remain on the sideline given the many uncertainties in the economy, making for a challenging environment in which to generate growth in our markets,” said Brent Stevens, Chief Executive Officer of the Company.  “At Evangeline Downs, the ongoing weakness in the Baton Rouge, Lake Charles, and EVD gaming markets led to declines in revenue and Adjusted EBITDA, although the property remains in-line with the overall market.  In addition, our Diamond Jo Dubuque property saw a decline in revenue due to overall weakness in the economy; however, our cost control management continues to keep our margins at a consistent high level.  Our Diamond Jo Worth property performed to expectations on the top line while we continue to generate margin gains due to prudent operating improvement initiatives.  And at our newest property, the Amelia Belle Casino, revenue was partially affected in the quarter by the weak market conditions cited previously.  We do not expect the fourth quarter of 2010 to be much different in terms of the overall operating environment in Iowa and Louisiana, but we will continue to provide our customers with the highest quality experience at all of our properties, look to generate top-line and margin expansion and grow the company in a rational and prudent manner to provide value for our stakeholders.”

Third Quarter 2010 Results

Net revenues for the third quarter of 2010 were $81.9 million, Consolidated Property Adjusted EBITDA was $27.2 million and Consolidated Adjusted EBITDA was $25.4 million.  For the third quarter of 2009, consolidated revenues were $71.3 million, Consolidated Property Adjusted EBITDA was $23.4 million and Consolidated Adjusted EBITDA was $22.1 million.

For the third quarter 2010, on a generally accepted accounting principles ("GAAP") basis, the Company reported net income of $2.3 million.  Net loss for the third quarter 2009 on a GAAP basis was $20.2 million.  The Company took a $22.5 million charge during the third quarter 2009 due to the early retirement of debt.

Nine Months 2010 Results

For the nine months ended September 30, 2010, consolidated net revenues were $242.4 million, Consolidated Property Adjusted EBITDA was $80.8 million and Consolidated Adjusted EBITDA was $75.8 million. For the nine months ended September 30, 2009, consolidated net revenues were $216.7 million, Consolidated Property Adjusted EBITDA was $71.9 million and Consolidated Adjusted EBITDA was $67.5 million.

On a GAAP basis, for the nine months ended September 30, 2010, the Company reported net income of $6.0 million.  Net loss for the nine months ended September 30, 2009 on a GAAP basis was $11.3 million.  The Company took a $22.5 million charge during the first nine months of 2009 due to the early retirement of debt.

Property Highlights

Diamond Jo Dubuque

Net revenues at DJL for the third quarter of 2010 declined to $17.7 million from $18.3 million in the third quarter of 2009 primarily due to general weakness in the Dubuque market.  Net revenues for the third quarter of 2010 include casino revenues of $17.7 million and food and beverage and other revenues of $2.6 million, less promotional allowances of $2.6 million.  Adjusted EBITDA at DJL for the third quarter of 2010 was $6.2 million, a decline of $0.2 million from $6.4 million in the prior-year quarter, while Adjusted EBITDA margin for the third quarter was 35.2%, equal to the prior-year quarter.

For the nine-month period ended September 30, 2010, DJL's net revenues declined $3.8 million to $52.1 million, compared to $55.9 million for the prior-year period.  Adjusted EBITDA at DJL declined $0.8 million to $18.0 million for the nine-month period ended September 30, 2010, compared to $18.8 million in the prior-year period.

Diamond Jo Worth

Net revenues at DJW during the third quarter of 2010 were $22.8 million, an increase of $0.5 million from $22.3 million in the third quarter of 2009.  Net revenues include casino revenues of $21.2 million, food and beverage revenues of $1.2 million, and other revenues (primarily related to gasoline and merchandise sales at the convenience store located adjacent to the casino) of $2.4 million, less promotional allowances of $2.0 million.  Adjusted EBITDA at DJW increased $0.4 million to $9.7 million in the third quarter of 2010 from $9.3 million in the third quarter of 2009.

For the nine-month period ended September 30, 2010, DJW's net revenues increased $2.2 million to $66.2 million, compared to $64.0 million for the prior-year period.  Adjusted EBITDA at DJW increased $2.0 million to $27.8 million for the nine-month period ended September 30, 2010, compared to $25.8 million in the prior-year period.

An independent third party developer and operator began construction in May 2010 on a new 60-room hotel in close proximity to the DJW casino, which is expected to be completed in the first quarter of 2011.

Evangeline Downs Racetrack and Casino

For the third quarter of 2010, EVD's net revenues were $29.1 million, a decrease of $1.6 million from $30.7 million in the third quarter of 2009 due primarily to continued weakness in the Louisiana Baton Rouge, Lake Charles, and EVD gaming markets.  Net revenues for the quarter include casino revenues of $23.3 million, racing and off-track betting revenues of $4.6 million, video poker revenues of $1.1 million, and food and beverage and other revenues of $3.0 million, less promotional allowances of $2.9 million. Adjusted EBITDA at EVD during the third quarter of 2010 was $7.3 million, a decline of $0.4 million from $7.7 million in the third quarter of 2009.

For the nine-month period ended September 30, 2010, EVD's net revenues were $87.4 million, a decrease of $9.3 million from $96.7 million for the prior-year period.  Adjusted EBITDA at EVD decreased $4.0 million to $23.3 million for the nine-month period ended September 30, 2010, compared to $27.3 million in the prior-year period.

A third party developer and operator is currently constructing a 117-room hotel adjacent to EVD’s racino. The hotel will include 41 suites, two meeting rooms, an indoor pool, and is expected to open to the public later this month.  In June 2010, the Company opened its fifth off-track betting parlor (“OTB”) located in St. Martinville, Louisiana, and began offering video poker in September 2010.  The OTB is now currently operating 66 video poker games.

Amelia Belle Casino

On October 22, 2009, PGL acquired the Amelia Belle Casino, in Amelia, Louisiana, which is located in the south-central part of the state.  For the third quarter of 2010, net revenues at ABC were $12.4 million.  Net revenues for the quarter include casino revenues of $13.3 million and food and beverage and other revenues of $1.1 million, less promotional allowances of $2.0 million.  Adjusted EBITDA at ABC during the third quarter of 2010 was $3.9 million, while EBITDA margin declined 70 basis points sequentially from the second quarter.

For the nine-month period ended September 30, 2010, ABC's net revenues were $36.7 million.  Adjusted EBITDA at ABC for the nine-month period ended September 30, 2010 was $11.7 million.

General Corporate

General corporate Adjusted EBITDA was $(1.8) million for the third quarter of 2010 compared to ($1.3) million for the same period in 2009.  For the nine-month period ended September 30, 2010, general corporate Adjusted EBITDA was $(5.0) million compared to $(4.5) million during the prior-year period.

Liquidity and Capital Resources

The Company ended the third quarter of 2010 with $23.6 million in cash and cash equivalents on hand, and $4.9 million in restricted cash. Total debt outstanding was $538.9 million. After taking into account outstanding letters of credit, the Company had $56.8 million available under its $58.5 million revolving credit facility at September 30, 2010.

During the third quarter of 2010, the Company had cash outflows of $1.7 million related to capital expenditures. Of this amount, $0.8 million related to the completion of the event center and new OTB by EVD and $0.2 million related to renovations at ABC.  The Company had maintenance capital expenditures at its four properties of approximately $0.7 million in the aggregate.

About Peninsula Gaming

Peninsula Gaming, through its subsidiaries, engages in the ownership and operation of casino and off-track betting parlors. It owns and operates the Diamond Jo casino in Dubuque, Iowa; the Evangeline Downs Racetrack and Casino in St. Landry Parish, Louisiana; five off-track betting parlors in Port Allen, New Iberia, Henderson, Eunice and St. Martinville, Louisiana; the Diamond Jo casino in Worth County, Iowa; and the Amelia Belle Casino in Amelia, Louisiana. The Company was founded in 1999 and is based in Dubuque, Iowa.  The Company is a subsidiary of Peninsula Gaming Partners, LLC.

Non-GAAP Financial Measures

We define EBITDA as earnings before interest, taxes, and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted, as applicable, for non-cash equity based compensation, development expense, pre-opening expense, affiliate management fees, loss on early retirement of debt and gain or loss on disposal of assets. We define Consolidated Adjusted EBITDA as the Adjusted EBITDA of the Company on a consolidated basis.  We define Consolidated Property Adjusted EBITDA as the sum of Adjusted EBITDA of each of our gaming properties at EVD, DJW, DJL and ABC. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are useful measures in evaluating our operating performance because (i) our investors and other interested parties use these measures as a measure of financial performance and debt service capabilities, (ii) our management uses these measures for internal planning purposes, including evaluating aspects of our operating budget, our ability to meet future debt service, and our capital expenditure and working capital requirements, and (iii) our board of managers and management use these measures for determining certain management compensation targets and thresholds. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are more useful for these purposes than EBITDA because their use facilitates measuring operating performance on a more consistent basis by removing the impact of certain items not directly resulting from the operation of our business in the ordinary course.

However, EBITDA, Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are not measures of financial performance under GAAP. Accordingly, the use of these measures should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Consolidated Adjusted EBITDA or Consolidated Property Adjusted EBITDA.

Because Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA exclude some items that affect net income, the use of these measures may vary among companies and may not be comparable to similarly titled measures of other companies.

A reconciliation of Consolidated Property Adjusted EBITDA and Consolidated Adjusted EBITDA to net income on a GAAP basis is provided at the end of this release.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to the Company’s outlook or expectations for earnings, revenues, expenses, depreciation and amortization, asset quality, cash flow measures, local economic conditions, or other future financial or business performance, strategies or expectations. The words “estimate,” “plan,” “project,” “forecast,” “expect,” “intend,” “anticipate,” “believe,” “seek,” “target,” “guidance,” “outlook” and similar expressions are intended to identify forward looking statements. These statements reflect management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, economic trends, customer behaviors, the availability of financing and overall liquidity.

Future performance cannot be ensured.  Actual results may differ materially from those in the forward looking statements. Some factors that could cause actual results to differ include but are not limited to: general economic conditions, competition, risks associated with new ventures, government regulation, including licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, weather, environmental impacts, and other risks referenced in our Annual Report on Form 10-K, including in Part I, Item 1A, “Risk Factors”, and from time to time in our other filings with the SEC.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update or revise any forward-looking statements in light of new information or future events. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company is not obligated to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this news release.

Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands)

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009
REVENUES:
Casino	$75,480	$63,915	$225,022	$193,569
Racing	4,571	4,832	12,436	13,685
Video poker	1,089	1,190	3,370	4,170
Food and beverage	6,941	5,586	20,143	17,580
Other	3,540	2,965	9,333	8,023
Less promotional allowances	(9,673)	(7,233)	(27,890)	(20,358)
Total net revenues	81,948	71,255	242,414	216,669

EXPENSES:
Casino	30,304	25,790	91,969	79,739
Racing	4,223	4,368	11,435	12,294
Video poker	906	950	2,660	3,047
Food and beverage	4,555	4,089	13,022	12,658
Other	2,512	2,233	6,380	5,691
Selling, general and administrative	14,035	8,902	41,185	33,370
Depreciation and amortization	7,315	5,872	22,142	17,845
Pre-opening expense	8	-	33	-
Development expense	-	496	28	704
Affiliate management fees	1,535	1,356	4,493	4,094
Loss on disposal of assets	17	1,958	54	1,983
Total expenses	65,410	56,014	193,401	171,425

INCOME FROM OPERATIONS	16,538	15,241	49,013	45,244

OTHER INCOME (EXPENSE):
Interest income	680	498	1,672	1,505
Interest expense, net of amounts capitalized	(14,929)	(13,437)	(44,684)	(35,621)
Loss on early retirement of debt	-	(22,475)	-	(22,475)
Total other expense	(14,249)	(35,414)	(43,012)	(56,591)

NET INCOME (LOSS)	$2,289	$(20,173)	$6,001	$(11,347)

Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The following is a reconciliation of Consolidated Property Adjusted EBITDA and Consolidated Adjusted EBITDA to Net Income:

	Three Months Ended September 30, (1)		Nine Months Ended September 30, (1)
	2010	2009	2010	2009
Diamond Jo Dubuque	$6,226	$6,440	$17,966	$18,799
Diamond Jo Worth	9,716	9,289	27,818	25,850
Evangeline Downs	7,320	7,706	23,335	27,294
Amelia Belle	3,916	—	11,679	—
Consolidated Property Adjusted EBITDA (1)	27,178	23,435	80,798	71,943
General Corporate	(1,765)	(1,343)	(5,035)	(4,485)
Consolidated Adjusted EBITDA (1)	25,413	22,092	75,763	67,458
Non-cash equity based compensation	-	2,831	-	2,412
Depreciation and amortization	(7,315)	(5,872)	(22,142)	(17,845)
Pre-opening expense	(8)	-	(33)	-
Development expense	-	(496)	(28)	(704)
Affiliate management fees	(1,535)	(1,356)	(4,493)	(4,094)
Loss on disposal of assets	(17)	(1,958)	(54)	(1,983)
Interest expense, net	(14,249)	(12,939)	(43,012)	(34,116)
Loss on early retirement of debt	-	(22,475)	-	(22,475)

Net income (loss)	$2,289	$(20,173)	$6,001	$(11,347)

(1)             See “Non-GAAP Financial Measures” for a definition of Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA and more information relating to such non-GAAP financial measures.

Contact:

Peninsula Gaming, LLC
301 Bell Street
Dubuque, Iowa 52001
Natalie A. Schramm, 563-690-4977